ASSET PURCHASE AGREEMENT

dated August 4, 2005

by and between

MEDICINE MADE EASY

and

FRONTIER PHARMACY & NUTRITION, INC.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated August 4, 2005, is by and between MEDICINE MADE EASY, a California corporation (“Buyer”), and FRONTIER PHARMACY & NUTRITION, INC., a California corporation d/b/a PMW PHARMACY, INC. (“Seller”).

Seller is a licensed California pharmacy located at 1020 East Pacific Coast Highway, Long Beach, California.

Buyer desires to purchase and Seller desires to sell, transfer and deliver to Buyer Seller’s right title and interest in and to all or substantially all of its business, assets and properties, including without limitation its customer lists, books and records, files and goodwill, on the terms and conditions set forth in this Agreement.

The parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I, whenever used herein (including the schedules hereto, unless otherwise defined therein), shall have the following meanings:

1.1  “Additional Payment” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.2  “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with another Person.

1.3  “Acquired Assets” shall mean all of Seller's right, title and interest in and to its business, assets and properties, whether tangible or intangible, and including, without limitation, the Equipment, inventory, supplies, packaging and shipping materials, tenant improvements, manufacturers warranties, customer lists, books and records, files and goodwill, and all other information pertaining to the Acquired Assets. “Acquired Assets” does not include any of the Contracts listed on Schedule 4.9.

1.4  “Allion” shall mean Allion Healthcare, Inc., a Delaware corporation.

1.5  “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are closed or are authorized to be closed in New York, New York.

1.6  “Buyer Claimant” shall have the meaning set forth in Section 8.2 of this Agreement.

1.7  “Closing” shall mean the closing of the purchase and sale of the Acquired Assets, as contemplated by this Agreement.

1.8  “Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

1.9  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10  “Contract” shall have the meaning set forth in Section 4.9 of this Agreement.

1.11  “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, whether written or unwritten, and whether maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) on behalf of any of the current, former or retired employees of Seller or its beneficiaries or with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any such employee or beneficiary.

1.12  “Encumbrance” shall mean any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind.

1.13  “Environment” shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

1.14  “Environmental Laws” shall mean any federal, state, local or foreign law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

1.15  “Environmental Liabilities” shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (a) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned or operated by Seller or any of its Affiliates, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by Seller or any of its Affiliates, or (iii) the violation of any Environmental Laws or (b) which arise under the Environmental Laws.

1.16  “Equipment” shall mean all items of machinery, equipment, computers, tools, parts, furniture and fixtures set forth on Schedule 4.6 and all other items of machinery, equipment, computers, tools, parts, furniture and fixtures owned by Seller.

1.17  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.18  “ERISA Affiliate” shall have the meaning set forth in the definition of “Employee Benefit Plan”.

1.19  “Excluded Assets” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.20  “Excluded Liabilities” shall have the meaning set forth in Section 2.1(c) of this Agreement.

1.21  “Financial Statements” shall mean (a) the unaudited balance sheet and profit and loss statements of the Seller as of December 31, 2002, 2003 and 2004, and for each of the fiscal years then ended, (b) the unaudited balance sheet and profit and loss statements of the Seller as of May 31, 2005, and for the twelve month period then ended, and (c) the unaudited balance sheet and profit and loss statements of the Seller as of May 31, 2005 and for the five month period then ended.

1.22  “GAAP” shall mean generally accepted accounting principles.

1.23  “Hazardous Discharge” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping (including the movement of any material through or in air, soil, surface or groundwater) of Hazardous Substances, whether on, off, under or from the Real Property or any other real property owned, operated, leased or used at any time by Seller or its predecessors.

1.24  “Hazardous Substances” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials, wastes or substances regulated or defined as or included in the definition of “hazardous substances,”“hazardous materials,”“hazardous constituents,”“toxic substances,”“pollutants,”“contaminants” or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Laws.

1.25  “Indemnitee” and “Indemnitor” shall have the meanings set forth in Section 8.4(a) of this Agreement.

1.26  “Initial Payment” shall have the meaning set forth in Section 2.2(a) of this Agreement.

1.27  “Intellectual Property” means (a) all United States and foreign patents and pending patent applications, trademarks, service marks and trade names, including, without limitation, the marks and patents described on Schedule 4.8 of this Agreement, and copyrights, and registrations and pending applications, computer programs and software, research and development, know-how, inventions and other proprietary processes and information of any kind, and all software necessary or desirable to run Equipment, all as set forth on Schedule 4.8 of this Agreement; (b) all copies and tangible embodiments of the foregoing; and (c) the right to sue for past and future misappropriation or infringement of any of the foregoing.

1.28  “Inventory Payment” shall have the meaning set forth in Section 2.2(c) of this Agreement.

1.29  “IRS” shall mean the Internal Revenue Service

1.30  “Licenses and Permits” shall have the meaning set forth in Section 4.12 of this Agreement.

1.31  “Losses” shall have the meaning set forth in Section 8.2 of this Agreement.

1.32  “Material Adverse Effect” shall mean any material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), business, assets, operations or prospects of Seller or the Acquired Assets.

1.33  “Payment Program” shall have the meaning set forth in Section 4.16 of this Agreement.

1.34  “Person” shall mean any natural person, corporation, professional corporation, limited or limited liability partnership, general partnership, joint venture, association, joint-stock company, limited liability company, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental unit or agency or political subdivision thereof.

1.35  “Purchase Price” shall have the meaning set forth in Section 2.2(c) of this Agreement.

1.36  “Real Property” shall mean the real property and interests in real property described on Schedule 4.7 leased by Seller and the plants, buildings, structures, storage tanks, erections and improvements of all kinds made to, located on or forming a part of the real property and interests in real property (including, without limitation, all fixtures), together with all easements, rights-of-way, appurtenances and tenements to, on or otherwise beneficial to the use of such real property or interests in real property.

1.37  “Related Party” shall have the meaning set forth in Section 4.13 of this Agreement.

1.38  “Seller Claimant” shall have the meaning set forth in Section 8.3 of this Agreement.

1.39  “Taxes” (or “Tax” where the context requires) shall mean all federal, state, local, foreign or other taxes, duties, or similar charges (including, without limitation, income (whether net or gross), profits, premium, estimated, excise, sales, use, environmental (including taxes under Code Section 59A), occupancy, franchise, license, value added stamp, windfall profits, social security, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, gains, withholding, occupation, employment and payroll related and property taxes, alternative or add-on, minimum or estimated, import and export duties and other governmental charges and assessments) imposed by any taxing or governmental authority on or payable by Seller or any other party with respect to the income, operations, products, assets or properties of Seller, whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

ARTICLE II

SALE AND PURCHASE OF THE ASSETS

2.1  Purchase of the Assets.

(a)  Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in, and the schedules to, this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Acquired Assets, in each case free and clear of Encumbrances of any kind.

(b)  Notwithstanding anything contained in this Agreement, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or acquire from Seller, any of the assets of Seller listed on Schedule 2.1(b) (the “Excluded Assets”).

(c)  Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of Seller, including of Seller’s business, of any kind whatsoever (the “Excluded Liabilities”), and Seller shall pay, fulfill, perform and discharge such Excluded Liabilities. The Excluded Liabilities include, without limitation:

(i)  Legal, accounting, brokerage, finder’s fees, Taxes or other expenses incurred by Seller or any Affiliate, including, without limitation, in connection with this Agreement or the consummation of the transactions contemplated hereby;

(ii)  Any intercompany debt or other liability or obligation of any nature between Seller and any past or present Related Party of Seller;

(iii)  Liabilities or obligations incurred by Seller or any Affiliate of Seller after the Closing;

(iv)  Any obligation or liability relating to any litigation or any claim arising out of any dispute, the elements of which occurred prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior to or subsequent to the Closing;

(v)  Any liability for any Taxes accrued to or incurred by Seller or any Affiliate of Seller or relating to operations, products or assets of Seller or any Affiliate of Seller or arising as a consequence of the transactions contemplated hereby;

(vi)  Any liability or costs (including, without limitation, costs of remediation) arising out of or relating to a Hazardous Discharge or the release, discharge or disposal of any solid wastes or the handling, storage, use, transportation or disposal of any of the foregoing, as these terms are defined by the Environmental Laws in, on, under or from facilities of Seller at any time prior to the Closing, regardless of whether such liability or costs arise before or after Closing and whether or not in breach of any representation or warranty under this Agreement;

(vii)  Any liability or obligation to employees, government agencies or other third parties in connection with any option plan, pension plan, other ERISA plan or other Employee Benefit Plan, and any health, dental or life insurance benefits, whether or not insured and whether or not disclosed on any schedule hereto;

(viii)  Any liability or obligation under any contract or commitment that is not a Contract assigned to Buyer hereunder or any Contract which relates to any default in respect of such contract or other commitment or obligation of Seller;

(ix)  Any liability or obligation to employees in the nature of accrued payroll, vacation, holiday or sick pay, worker’s compensation relating to the period prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior or subsequent to the Closing;

(x)  Any trade debt, accounts payable, notes payable and bank debts; or

(xi)  Any other liability or obligation.

2.2  Purchase Price.

(a)  At the Closing, in consideration for the Acquired Assets, Buyer shall pay to Seller an amount in cash equal to Eight Million Seven Hundred Thirty Thousand Dollars ($8,730,000), less any deposits received by Seller or its counsel from Buyer or its Affiliates (the “Initial Payment”), plus the amounts set forth in Sections 2.2(b) and (c) below. Buyer and Seller acknowledge and agree that the total amount of the Initial Payment has or will be deposited with Seller and/or its counsel as of the date that this Agreement is executed and deliver by Buyer and Seller, subject to release upon and only upon the Closing.

(b)  On the three (3) month anniversary of the Closing Date, in consideration for the Acquired Assets, Buyer shall pay to Seller an amount equal to Nine Hundred Seventy Thousand Dollars ($970,000) (the “Additional Payment”), provided that Devendar Kaushik has during such three (3) month period provided during normal business hours such reasonable assistance to Buyer as Buyer from time to time has requested to transition the business of Seller and the Acquired Assets to Buyer.

(c)  On the date that is one business day after Buyer and Seller conduct an inventory (which inventory the parties agree will take place as soon as practicable after the Closing), Buyer shall pay to Seller an amount equal to Seller’s acquisition cost for its inventory (having a shelf life of at least one year, or having a shelf life of between six month and one year if representatives of Buyer and Seller mutually agree in good faith that such inventory is saleable by Buyer in the ordinary course of business after the Closing) on hand as of the close of business on August 5, 2005, up to $150,000 (the “Inventory Payment” and, collectively with the Initial Payment and Additional Payment, the “Purchase Price”), which inventory Seller has used its commercially reasonable best efforts to minimize as of such time.

2.3  Allocation of Purchase Price. The Purchase Price for the Acquired Assets shall be allocated for federal, state, local and foreign tax purposes by each party among the Acquired Assets as determined in good faith by the parties. For all pertinent tax purposes, each party hereto shall report the purchase and sale provided for, and with the characterization given these transactions in this Agreement, to taxing authorities on a basis consistent with such allocation, and each party agrees not to take a position inconsistent with such allocation. After the Closing, Seller and Buyer each shall timely file form 8594 with the IRS detailing this allocation. In the event that Buyer determines, subject to Seller's reasonable approval, that any adjustments to such allocation are necessary, Seller shall make such modifications as are necessary, reporting the same on Seller's form 8594 (if required) or any tax report or return filed or to be filed by Seller in order to conform to Buyer's allocation as adjusted.

2.4  Nonassignable Contracts. To the extent that the assignment of any Contract to be assigned to Buyer pursuant to this Agreement shall require the consent of any other Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Seller shall use all reasonable efforts, and Buyer shall cooperate where appropriate, to obtain any consent necessary to any such assignment where such consent is requested by Buyer. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefit, monetary or otherwise, of the Contracts, including enforcement of any and all rights of Seller or Seller’s business against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise.

ARTICLE III

CLOSING

3.1  The Closing. Subject to the terms and conditions of this Agreement, the Closing shall occur on August 5, 2005 (the “Closing Date”) and will be effective as of the close of business on the Closing Date.

3.2  Obligations of Seller.  At the Closing, Seller shall deliver to Buyer the following:

(a)  A bill of sale, in customary form, duly executed by Seller.

(b)  Copies of the resolutions of the Board of Directors and shareholders of Seller certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)  All consents to the assignment to Buyer of each of the Acquired Assets.

(d)  Such other instruments of assignment and conveyance as may be necessary or appropriate to fully and effectively transfer to Buyer the Assets.

(e)  The Discontinuation of Pharmacy Form required to be filed with the California State Board of Pharmacy, duly executed by Seller, which form shall be filed by Seller within 45 days after the Closing Date, evidence of which shall promptly thereafter be delivered to Buyer.

(f)  All of the other documents and instruments required to be delivered by Seller.

3.3  Obligations of Buyer.  At the Closing, Buyer shall deliver to Seller the following:

(a)  The Initial Payment.

(b)  Copies of the resolutions of the Board of Directors of Buyer certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)  All of the other documents and instruments required to be delivered by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND SELLER’S BUSINESS

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

4.1  Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Seller has no subsidiaries or equity interest in any other Person. Seller is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 4.1, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary.

4.2  Authority.  Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings related hereto to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

4.3  No Breach. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Certificate of Incorporation or Bylaws of Seller; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under the Contracts or any other material agreement, document, certificate or other instrument to which Seller is a party or by which Seller or any of its properties or assets (including the Assets) is subject or bound; (c) result in the creation of, or give any party the right to create, any Encumbrance upon any of the Acquired Assets; (d) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (e) conflict with or violate any material statute, law or regulation applicable to Seller or any of the Acquired Assets; or (f) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority.

4.4  Financial Statements and Sales Information. Prior to the date hereof, Seller has delivered to Buyer the Financial Statements attached hereto as Schedule 4.4(a). The Financial Statements: (a) were prepared from the books and records of Seller, which books and records have been maintained in accordance with all legal and accounting requirements and completely and accurately reflect all financial transactions of Seller, including, without limitation, the accounts receivable, accounts payable and revenue of Seller for the periods covered by and as at the dates of the Financial Statements; (b) were prepared in accordance with GAAP consistently applied; and (c) present fairly the financial condition of Seller and the results of its operations for the periods covered by, and as at the dates of, each of the Financial Statements. The statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein. All liabilities (whether accrued, unmatured, contingent or otherwise, and whether due or to become due) of Seller are set forth or adequately reserved against on the face of the most recent Financial Statements, except for liabilities incurred since the date thereof in the ordinary course of business as theretofore conducted, which liabilities are not, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, operations or prospects of Seller. Seller is neither aware nor ought reasonably to be aware of any basis for the assertion against Seller of any materially adverse liability or loss contingency. Prior to the date hereof, Seller has provided Buyer with sales information, by patient, for its past three fiscal years. The books and records of Seller are accurate and complete and have been maintained in accordance with good business practices.

4.5  Absence of Certain Changes or Events. Since December 31, 2004: Seller’s business has been conducted and the Acquired Assets have been acquired and operated only in the ordinary and usual course consistent with past practice; neither Seller’s business nor the Acquired Assets have suffered any event or condition that has had a Material Adverse Effect; and Seller has not become aware of any event or condition that has occurred or would reasonably be expected to occur that could result in a Material Adverse Effect, except for changes affected generally in the industry by government policies regarding the reimbursement for certain kinds of drugs.

4.6  Assets. Seller has good and freely transferable title to all of the Acquired Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell and transfer the Assets to Buyer in accordance with the terms hereof. Schedule 4.6 sets forth a complete and accurate list of all items of Equipment. Each piece of Equipment is and will when delivered be adequate for the uses to which it is being put, is and will when delivered be in good order and working condition, ordinary wear and tear excepted, and have no material defects, and no condition exists or will when such Equipment is delivered exist which interferes with the value thereof or the use thereof. Seller has maintained the Equipment in accordance with good business practices. The Acquired Assets constitute all of the properties and assets used by Seller in connection with the operation of Seller’s business, and include all of the properties and assets necessary to operate Seller’s business as it has been operated.

4.7  Real Property. Seller does not own any real property. Schedule 4.7 sets forth an accurate and complete list of all leases of Real Property used by Seller in connection with Seller’s business. Seller has peaceful possession of the Real Property and has no other interest in real property in connection with Seller’s business. The Real Property is and will when delivered be in good order and working condition, ordinary wear and tear excepted, and have no material defects. No condition exists or will when such property is delivered exist which, to the knowledge of Seller, interferes with the value thereof or the use thereof in the manner used by or for Seller’s business prior to the Closing Date. Seller has maintained the Real Property in accordance with good business practices.

4.8  Intellectual Property. Seller owns or licenses all the Intellectual Property, including, without limitation, all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, know-how, trade secrets and other intellectual property rights used in the Seller’s business as presently conducted. Schedule 4.8 contains a list of all Intellectual Property owned and used by Seller and any Intellectual Property which is licensed for use by others. No Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of Seller, threatened claim or litigation against Seller or Seller’s business contesting its right exclusively to use any Intellectual Property. To the knowledge of Seller, no person is infringing the rights of Seller or Seller’s business in any Intellectual Property. No product or service sold or provided by Seller’s business violates or infringes any intellectual property right owned or held by any other person. The source code of Lab Tracker has not been disclosed by Seller or any of its employees, agents or representatives to any Person other than pursuant to a duly executed confidentiality agreement. To the knowledge of Seller, all Intellectual Property used in the Seller’s business as presently conducted is valid, enforceable and subsisting, and all application, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid and all assignments, certificates and other instruments necessary to perfect and record Seller’s rights thereto have been timely filed with the relevant governmental offices.

4.9  Contracts and Commitments. The contracts listed on Schedule 4.9 are all of Seller’s leases, agreements, arrangements, contracts, commitments or understandings, written or oral, and whether legally binding or otherwise, relating to Seller’s business (“Contracts”). Seller is not in breach or default, nor is there any basis for any valid claim of breach or default by Seller, under any Contract. The Contracts are valid and in full force and effect and, assuming the obtaining of any consents to the assignment thereof, consummation of the transactions contemplated by this Agreement will not cause any Contract to cease to be valid and in full force and effect. Accurate and complete copies of the Contracts, including all amendments thereto, have been heretofore delivered to Buyer.

4.10  Litigation, Etc. There has not been in the five years prior to the date hereof, nor is there currently, any claim, action, suit, inquiry, proceeding or, to the best of Seller's knowledge, investigation of any kind or nature whatsoever, by or before any court or governmental or other regulatory or administrative agency, commission or tribunal brought, asserted or initiated by Seller, or pending or, to the best of Seller's knowledge, threatened against or involving Seller. To the best of Seller’s knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation. Seller is not subject to any judgment, order or decree.

4.11  Employee Benefit Plans; Employees.

(a) Schedule 4.11(a) hereto sets forth a true and complete list of each Employee Benefit Plan.

(b) Each of the Employee Benefit Plans is and has been in compliance with all applicable laws, including without limitation ERISA and the Code in all material respects; each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a determination letter from the Internal Revenue Service pursuant to Revenue Procedure 93-39 to the effect that such Employee Benefit Plan is qualified under Section 401(a) of the Code; no Employee Benefit Plan has or is expected to have an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither Seller nor any ERISA Affiliate has incurred or is expected to incur, directly or indirectly, any liability (including any contingent liability) to or on account of a Employee Benefit Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Employee Benefit Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(b) of ERISA, has occurred or is expected to occur with respect to any Employee Benefit Plan; and no condition exists that presents a risk to Seller or any ERISA Affiliate of incurring a liability to or on account of an Employee Benefit Plan pursuant to Title IV of ERISA.

(c) The current value of the assets of each of the Employee Benefit Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by the Employee Benefit Plans, exceeds the present value of the accrued benefits under each such Employee Benefit Plan calculated as the projected benefit obligation using the methodology under Financial Accounting Standards Board Statement No. 87; no Employee Benefit Plan is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (“Multiemployer Plan”) and no Employee Benefit Plan is a multiple employer plan subject to Sections 4063 and 4064 of ERISA or as defined in Section 413 of the Code (“Multiple Employer Plan”); and all contributions or other amounts payable by Seller as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid. Neither Seller nor any ERISA Affiliate is or was obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There are no pending, threatened or, to the best knowledge of Seller, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

(d) No Employee Benefit Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of Seller or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) death benefits under any “employee pension plan” (as that term is defined in Section 3(2) of ERISA) that is qualified under Section 401(a) of the Code.

4.12  Compliance with Law. Seller is and has been conducting its business, marketing and selling its services and/or products, and owning and operating all of its assets, in compliance in all material respects with all applicable laws, rules, regulations, orders, building and other codes, zoning and other ordinances, authorizations, judgments and decrees, including all material Environmental Laws, of all federal, state, local, foreign or other governmental or regulatory authorities. Seller has made available to Buyer true and complete copies of all permits, licenses, registrations, franchises, certificates, concessions and other governmental approvals and authorizations held by Seller or any of the owners, occupants, subcontractors, sublessees, licensees or operators of the Real Property or the operations of Seller, as amended, supplemented and modified through the date hereof (the “Licenses and Permits”). Schedule 4.12 contains a list of each of such Licenses and Permits. Seller and each of its employees or agents providing services at the pharmacy, as applicable, (a) hold all Licenses and Permits required for the operation of Seller’s business, including, without limitation, all Licenses and Permits required by federal, state and local law and all applicable regulatory agencies, and (b) are in compliance in all material respects with all applicable laws, regulations and agreements. All such Licenses and Permits are in full force and effect and Seller is not in default in any respect with respect to any such Licenses and Permits. No notice from any authority with respect to the revocation, termination, suspension or limitation of any such Licenses and Permits has been issued or given, nor is Seller aware of the proposed or threatened issuance of any such notice..

4.13  Finders.  Neither Seller, nor any of its Affiliates, nor any of Seller’s directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or any of its Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

4.14  Related Party Transactions; Intercompany Accounts. Except as set forth on Schedule 4.14 hereto, there are no Contracts between Seller, on one hand, and any shareholder, director, officer, employee, consultant or Affiliate of Seller (each, a “Related Party”), on the other, related to Seller’s business. Set forth on Schedule 4.14 is a true and complete list of each transaction during the prior 18 months between Seller, on one hand, and any Related Party, on the other, related to Seller’s business. Except for compensation for services rendered, no amounts are owed by or to Seller to or by any Related Party, related to Seller’s business. Devendar Kaushik and Gurjit Sethi are the only shareholders of Seller.

4.15  Tax Matters.  All Taxes that are due or payable by Seller, whether or not disputed by Seller, have been paid in full, or provision has been made for payment of taxes and all amounts due or payable will be paid. All tax returns to be filed in connection with Taxes have been accurately prepared and duly and timely filed.

4.16  Improper Payments. Neither Seller, nor any of Seller’s officers and employees nor, to the best of Seller’s knowledge, Seller’s agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Seller’s business.

4.17  Payment Programs. Neither Seller, nor any of its officers or employees, nor, to the best knowledge of Seller, agents has received written notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare or Medicaid programs, any other federally funded health care program or any other third party payor (collectively, the “Payment Programs”). Seller has valid and current provider agreements with the Payment Programs. Seller is in compliance in all material respects with the conditions of participation for the Payment Programs. Neither seller, nor any of Seller’s officers or employees, nor, to the best knowledge of Seller, agents has received written notice that a Payment Program has requested or threatened any recoupment, refund or set-off from target, or imposed any fine, penalty or other sanction on Seller, nor has Seller been excluded from participation in a payment program. Seller has not submitted to a Payment Program any false or fraudulent claim for payment, nor has Seller at any time violated in any material respect any condition for participation, or any published rule, regulation, policy or standard of a Payment Program.

4.18  Fraud and Abuse. Neither Seller, nor any of Seller’s officers, employees or agents, has engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

4.19  Physician Self-Referrals. Seller’s operations are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations. Neither Seller, nor any of Seller’s officers, employees or agents, has engaged in any activities that may violate such statutes or regulations.

4.20  Controlled Substances. Seller has not engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

4.21  Customers and Suppliers. Schedule 4.21 hereto sets forth a list of Seller’s fifteen largest suppliers and referrers of customers in order of dollar volume of referrals and purchases, respectively, during its last three fiscal years, showing the approximate total referrals and purchases, respectively, in dollars and product description to or from each such referral source and supplier, respectively, during each such period. There has not been any adverse change, other than price changes that may have been mandated by the Medicare or Medicaid programs, and there are no facts known to Seller which may reasonably be expected to indicate that any adverse change may occur in the business relationship of Seller or, after the Closing, Buyer with any referral source or supplier named on Schedule 4.21.

4.22  Insurance. Schedule 4.22 contains a complete and correct list of all policies of insurance of any kind or nature covering Seller, including, without limitation, policies of life, fire, theft, casualty, product liability, workmen’s compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies (i) are with insurance companies reasonably believed by Seller to be financially sound and reputable and are in full force and effect; (ii) are sufficient for compliance with all requirements of law and of all applicable agreements; (iii) are valid, outstanding and enforceable policies; and (iv) provide full insurance coverage for the assets and operations of Seller for all risks normally insured against by persons carrying on the same business as Seller. Complete and correct copies of such policies have been furnished to Buyer.

4.23  Disclosure. No representation, warranty or other statement by Seller herein or made in writing in connection herewith contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1  Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

5.2  Authority.  Buyer has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

5.3  No Breach. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated herein will: (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (ii) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any material agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound; (iii) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (iv) conflict with or violate any material statute, law or regulation applicable to the business of Buyer; or (v) require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority.

5.4  Finders. Neither Buyer, nor any of its Affiliates, nor any of their respective directors or officers, has taken any action that, directly or indirectly, would obligate Seller or any of its Affiliates to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

COVENANTS
6.1  Obtaining Consents.  Seller shall use its best efforts to obtain all consents to the assignment to Buyer of all Contracts to be assigned to Buyer pursuant to this Agreement, in each case without any condition or qualification adverse to Buyer. Buyer and Seller shall use all reasonable efforts to obtain all consents, approvals and waivers from, and give all notices to, and make all declarations, filings and registrations with, any governmental and regulatory agencies that are required to consummate the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with one another and supply such assistance as may be reasonably requested by each in connection with the foregoing.

6.2  Transfer and Retention of Records.  Except as may be required for tax purposes or other regulatory purposes, neither Seller, nor any of its respective successors and assigns, will retain any document, databases or other media embodying any confidential or proprietary information relating to Seller’s business or use, publish or disclose to any third person any such confidential or proprietary information relating to Seller’s business; provided, however, that Seller shall be entitled to retain copies of any of the foregoing (and have access to the same after the Closing) to the extent necessary in connection with prosecuting or defending any matter not assumed by Buyer. Seller shall take all actions requested by Buyer to transfer records relating to Seller’s business to Buyer, which may include making duplicate copies of any records retained by Seller in the form of papers or computer media.

6.3  Employee Matters. Buyer shall not assume or be responsible in any way for the obligations, liabilities or responsibilities (a) of any Employee Benefit Plan of Seller, (b) of Seller, any Affiliate of Seller or any fiduciary under, arising from, or with respect to any Employee Benefit Plan of Seller or (c) to any of Seller's officers, directors, employees and agents, arising from or related to the transactions contemplated by this Agreement. Buyer shall not be deemed to be a successor employer with respect to the employment of any employee of Seller or with respect to any of Seller's Employee Benefit Plans. Buyer may offer employment to any or all of Seller’s employees and former employees, but shall not be obligated to do so.

6.4  Insurance. Seller shall cause Seller’s business to obtain and/or continue to maintain in full force and effect “occurrence” based general liability insurance policies or other insurance arrangements reasonably satisfactory to Buyer through the Closing Date and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

6.5  Further Assurances. Buyer and Seller shall, and shall cause their respective Affiliates to, at the request and the expense of the other, execute and deliver such other instruments of conveyance and transfer and assumption and take such other action as may be reasonably requested so as to consummate the transactions contemplated hereby or otherwise to consummate the intent of this Agreement. Without limiting the generality of the foregoing, the Seller will, and will cause its management to, execute management representation letters reasonably requested by Allion’s outside auditors in connection with the audit of Seller required by applicable law.

6.6  Certain Covenants of Seller. Seller hereby covenants that (unless Buyer otherwise gives its written approval in its sole discretion) Seller shall at its sole cost and expense take the actions set forth below:

(a)  At the Closing, Seller shall pay or otherwise discharge (in full, without discount or compromise) all the Excluded Liabilities.

(b)  Prior to the Closing, Seller shall operate its business in the ordinary course as historically conducted, and maintain the Assets in good operating condition. Prior to the Closing, Seller shall pay its debts and accounts payable in the ordinary course of business and on a timely basis.

(c)  Prior to and after the Closing, Seller shall afford Buyer, its attorneys, accountants, consultants and representatives, free and full access to Seller, the Assets, the books and records of Seller relating thereto and employees of Seller, at all reasonable times upon reasonable notice and during normal business hours, and shall provide to Buyer and its representatives such additional financial and operating data and other information as Buyer shall from time to time reasonably request. The access will be provided to the fullest extent permitted by law, including applicable provisions of HIPAA.

(d)  Prior to and after the Closing, Seller shall use its best efforts to preserve for Buyer the goodwill of its customers and suppliers, and others having business relations with Seller, and prior to and after the Closing shall do all things reasonably requested by Buyer for such purpose. However, at no time prior to the Closing shall Seller engage in marketing activities on behalf of Buyer, or activities which include the promotion of Buyer or its business.

(e)  Prior to and after the Closing, Seller shall promptly advise Buyer in writing of the commencement or threat against Seller of any suit, litigation or legal proceeding that relates to or might affect Seller or the Assets.

(f)  Prior to the Closing, Seller shall not, and shall not permit its shareholders, officers, directors, employees or agents to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any offer or proposal for, or enter into negotiations of any type, or any letter of intent or purchase agreement, merger agreement or other similar agreement with any individual or entity with respect to, a sale of any Assets (other than in the ordinary course of business consistent with past practice) or license of any Assets, or a merger, consolidation or business combination in which Seller is a constituent entity, any sale of all or any portion of Seller’s equity, or any liquidation or similar extraordinary transaction with respect to Seller. Prior to Closing, Seller shall, and shall cause its shareholders, officers, directors, employees and agents to, immediately cease all discussions and negotiations with respect to any such transaction, and promptly advise Buyer of any solicitation or other request by any individual or entity relating to any such transaction.

(g)  Prior to the Closing, Seller shall not dispose, encumber or cause, permit or allow any Encumbrance to be placed on any of the Assets, except for sales in the ordinary course of business.

(h)  Prior to the Closing, Seller shall use its best efforts to take any action where the failure or omission to take such action would cause (i) any representation or warranty in Article IV hereof to be untrue or incorrect as of the Closing or (ii) any of the conditions to the Closing not to be satisfied.

ARTICLE VII

RESTRICTIVE COVENANTS

7.1  Non-Competition.  Seller and its shareholders hereby agree that as a material inducement to Buyer to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and its shareholders covenant and agree that they, and each of Seller’s officers, directors and Affiliates, shall not, for the period from the date hereof until three (3) years following the Closing Date (the “Restricted Period”), directly or indirectly, on their own behalf or in the service of or on the behalf of others, as a director, trustee, owner (except as the owner of less than two percent (2%) of the outstanding stock of a publicly held corporation), employee, consultant, advisor, independent contractor or in any other capacity, engage in the pharmacy business within twenty-five (25) miles of 1020 East Pacific Coast Highway, Long Beach, California (the “Restricted Territory”). Notwithstanding the foregoing, Gurjit Sethi, a shareholder of Seller, shall be permitted to own and operate his present pharmacy, Care Health, Inc., in Orange County, California, provided that (x) such pharmacy serves only the Orange, Riverside and San Bernardino communities and (y) nothing contained herein shall in any way limit the covenants contained in Section 6.2 relating to confidential or proprietary information of Seller (including permit Mr. Sethi or his pharmacy to use or disclose such information), or Section 7.2.

7.2  Non-Interference.  Seller and its shareholders further agree that, during the Restricted Period and within the Restricted Territory, Seller and its shareholders will not, directly or indirectly; (i) induce any former customer of Seller or customer of Buyer to patronize any Person who competes with Buyer; (ii) request or advise any former customer of Seller or customer of Buyer to withdraw, curtail or cancel such Person’s business with Buyer; (iii) enter into any contract, the purpose or result of which would benefit such Seller if any former customer of Seller or customer of Buyer were to withdraw, curtail, or cancel such customer’s business with Buyer; or (iv) disclose to any other Person the names or addresses of any former customer of Seller or customer of Buyer, either individually or collectively.

7.3  Acknowledgements.  If the provisions of this Article VII are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin Seller and its shareholders from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, Seller and its shareholders agree that it would be virtually impossible for Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. If any restriction contained in this Article VII is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Buyer, Seller and its shareholders agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable laws. The parties further agree that the remaining restrictions contained in this Article VII shall be severable and shall remain in effect and shall be enforceable independently of each other. Seller and its shareholders specifically acknowledge, represent and warrant that the covenants set forth in this Article VII are reasonable and necessary to protect the legitimate interests of Buyer, and that Buyer would not have entered into this Agreement or paid the Purchase Price in the absence of such covenants.

ARTICLE VIII

INDEMNIFICATION

8.1  Survival of Representations and Warranties.  All representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing indefinitely.

8.2  Indemnification by Seller and its Shareholders. Seller and its shareholders shall indemnify and save Buyer and its Affiliates, their respective directors, officers, employees, agents and representatives and all of their successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys' fees) (collectively, “Losses”) asserted against, imposed upon or incurred by Buyer Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Seller and its shareholders contained herein; (b) any breach of any covenant or obligation of Seller contained herein; (c) any liability of Seller arising out of events occurring, conditions existing, products sold or activities of Seller; (d) noncompliance with any applicable bulk sales or similar laws (including laws which may impose transferee liability on Buyer or an Affiliate of Buyer or create Encumbrances on the Assets relating to Seller's liability for sales, use or other taxes or withholdings arising out of the operations of Seller); and (e) any liability arising out of or related to Seller’s business prior to Closing, or the assertion against a Buyer Claimant of a claim which, if valid, would constitute a liability arising out of or related to Seller’s business prior to Closing.

8.3  Indemnification by Buyer. Buyer shall indemnify and save Seller and its respective Affiliates and their respective directors, officers, employees, agents and representatives (collectively “Seller Claimants” and individually a “Seller Claimant”) harmless from and defend each of them from and against any and all Losses asserted against, imposed upon or incurred by Seller Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained herein; (b) any breach of any covenant or obligation of Buyer contained herein; and (c) except as described in Section 8.2 above, Buyer's ownership of the Assets and operation of its business from and after the Closing Date.

8.4  Indemnification Procedures.

(a)  The rights and obligations of each party claiming a right to indemnification hereunder (“Indemnitee”) from the other party (“Indemnitor”) shall be governed by the following rules:

(i)  The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim.

(ii)  In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, then upon the written acknowledgment by the Indemnitor within thirty days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after 30 days prior written notice to the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor.

(iii)  In addition, in any event specified in clause (B) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

(iv)  The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(v)  The Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend, without Indemnitee's consent, unless the Indemnitor fully indemnifies the Indemnitee for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Buyer:

9.1  Representations and Warranties Accurate.  All representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects on and as of the Closing Date as if made again at and as of such date.

9.2  Performance by Seller. Seller shall have performed and complied with all agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3  Certificate.  Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by a principal corporate officer of Seller, to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

9.4  Legal Prohibition. No suit, action, investigation, inquiry or other proceeding by any court or regulatory or governmental body or other Person shall have been instituted or threatened which (a) could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), prospects, assets or operations of Seller’s business or, after the Closing, Buyer; (b) arises out of or relates to this Agreement or the transactions contemplated hereby; or (c) questions the validity hereof or seeks to obtain damages in respect thereof. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

9.5  Closing Deliveries. Buyer shall have received all deliveries to be made to it pursuant to Article III of this Agreement.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF
SELLER

The obligations of Seller under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Seller.

10.1   Representations and Warranties Accurate. All representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects on and as of the Closing Date as if made again at and as of such date.

10.2  Performance by Buyer. Buyer shall have performed and complied with all agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

10.3  Certificate.  Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by a principal corporate officer of Buyer, to the effect that the conditions set forth in Sections 10.1 and 10.2 have been satisfied.

10.4  Legal Prohibition. No suit, action, investigation, inquiry or other proceeding by any court or regulatory or governmental body or other person shall have been instituted which arises out of or relates to this Agreement or the transactions contemplated hereby or questions the validity hereof or seeks to obtain substantial damages in respect thereof. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

10.5  Closing Deliveries. Seller shall have received all deliveries to be made to them pursuant to Article III of this Agreement.

ARTICLE XI

MISCELLANEOUS
11.1  Termination.

(a)  This Agreement may be terminated at any time prior to Closing Date:

(i)  by mutual consent of the parties hereto;

(ii)  by Buyer, by written notice given to the Seller, if any of the conditions set forth in Article IX shall have become incapable of fulfillment and shall not have been waived by Buyer; or

(iii)  by Seller, by written notice given to the Buyer, if any of the conditions set forth in Article X shall have become incapable of fulfillment and shall not have been waived by Seller; or

(iv)  by either of the parties hereto:

(A)  if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

(B)  if the Closing Date shall not have occurred on or before August 15, 2005; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(v)  by Buyer, if there has been a breach in any material respect of any representation or warranty by Seller.

(b)  In the event of termination pursuant to Section 11.1(a) of this Agreement, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate, without further action by either of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (A) that the provision of this Section 11.1(b) and the proviso of Section 11.1(a)(iv)(B) of this Agreement shall remain in full force and effect and (B) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

11.2  Expenses.  Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in this Agreement and except that all sales, transfer and other similar taxes, levies and charges that may be imposed, levied or assessed in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.

11.3  Amendment. This Agreement may not be terminated, amended, altered or supplemented except by a written agreement executed by the parties hereto.

11.4  Entire Agreement. This Agreement, including the schedules hereto, and the instruments and other documents delivered pursuant to this Agreement, contain the entire agreement of the parties relating to the subject matter of this Agreement and supersede all other agreements and understandings of any kind between the parties respecting such subject matter. Each and every representation, warranty and covenant shall be deemed to include the information contained in the schedules thereto.

11.5  Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

11.6  Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any Person shall be in writing, and any such communication shall become effective five Business Days after being deposited in the United States mails, certified or registered (return receipt requested), with appropriate postage prepaid for first class mail or, if delivered by hand or courier service or in the form of a telex, telecopy or telegram, when received (if received during normal business hours on a Business Day, or if not, then on the next Business Day thereafter), and shall be directed to the following address or telex or telecopy number:

If to Seller:

Frontier Pharmacy & Nutrition, Inc.
1020 East Pacific Coast Highway
Long Beach, California
Telecopier: _________________

With a copy to:

The Chugh Firm
13304 Alondra Blvd., 2nd Floor
Cerritos, California 90703
Attention: Navneet S. Chugh
Telecopier: 562-229-1221

If to Buyer:

Medicine Made Easy
c/o Allion Healthcare, Inc.
1660 Walt Whitman Road
Melville, New York 11747
Attention: Mr. Mike Moran
Telecopier: 631-249-5863

With a copy to:

Nixon Peabody LLP
990 Stewart Avenue
Garden City, New York 11530
Attention: Allan H. Cohen
Telecopier: (516) 832-7555

or to such other address as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Any notice which is so mailed shall be deemed delivered on the fourth Business Day (or Days) after mailing; any notice which is transmitted by telecopier shall be deemed delivered when transmitted to the telecopier number specified above and acknowledgment of receipt of such facsimile is received.

11.7  Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same document.

11.8  Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, without regard to applicable principles of conflict of laws that might otherwise govern.

11.9  Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign or transfer this Agreement nor any right or obligation hereunder by operation of law or otherwise without the consent of the other party, except that Buyer may assign its rights under this Agreement to an Affiliate of Buyer.

11.10  Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

11.11  Headings. The headings contained in this Agreement (including the schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12  No Agency. Neither party hereto shall be deemed hereunder to be an agent of, or partner or joint venture with, the other party hereto.

11.13  Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.14  Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Buyer until the Assets are transferred at the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

SELLER:

FRONTIER PHARMACY & NUTRITION, INC.

By:__________________________________
Authorized Officer

BUYER:

MEDICINE MADE EASY

By:__________________________________
Michael Moran
President and Chief Executive Officer

AGREED AS TO ARTICLE VII:

__________________________________
Devendar Kaushik

__________________________________
Gurjit Sethi